Exhibit 99.5
CONSENT OF GREENHILL & CO., LLC
Board of Directors
BJ Services Company
4601 Westway Park Blvd.
Houston, Texas 77041
Members of the Board:
     We hereby consent to the inclusion of (i) our opinion letter, dated August 30, 2009, to the Board of Directors of BJ Services Company (“BJ Services”) as Annex C to the joint proxy statement/prospectus included in the Registration Statement of Baker Hughes Incorporated (“Baker Hughes”) on Form S-4 (the “Registration Statement”) relating to the proposed merger involving Baker Hughes and BJ Services, and (ii) references made to our firm and such opinion in the Registration Statement under the captions entitled “SUMMARY — Opinions of Financial Advisors — Opinion of Greenhill”, “THE MERGER — Background of the Merger”, “THE MERGER — Recommendation of the BJ Services Board of Directors and its Reasons for the Merger” and “THE MERGER — Opinion of Greenhill” In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     Dated October 13, 2009.

GREENHILL & CO., LLC

By:	/s/ Ulrika Ekman

Name:	Ulrika Ekman

Its:	Managing Director